Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-30093 and 333-68359 of Gables Realty Limited Partnership on Form S-3 of our report dated March 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standard No. 144) appearing in this Annual Report on Form 10-K of Gables Realty Limited Partnership for the year ended December 31, 2002.

   /s/ Deloitte & Touche LLP

Atlanta,  Georgia
March 27, 2003